HOLLEY PERFORMANCE BRANDS ANNOUNCES APPOINTMENT OF SARAH APPLE AS SENIOR VICE PRESIDENT, GENERAL COUNSEL & CORPORATE SECRETARY
Experienced public-company legal executive joins Holley leadership team to support governance, compliance, and strategic growth
NASHVILLE, Tenn., May 15, 2026. - Holley Performance Brands (NYSE: HLLY), home to a portfolio of iconic automotive brands serving enthusiasts across the high-performance aftermarket, today announced the appointment of Sarah Apple as Senior Vice President, General Counsel & Corporate Secretary, effective immediately.
Apple joins Holley with extensive experience advising public-company leadership teams on corporate governance, regulatory compliance, strategic transactions and operational matters. Most recently, she served as Associate General Counsel at REV Group, where she led key initiatives involving SEC reporting and mergers and acquisitions. Prior to REV Group, Apple held progressive leadership roles at Regal Rexnord Corporation, serving as a strategic advisor and business partner to senior executives across global operational matters, compliance initiatives, SEC reporting, board governance, and large-scale strategic transactions.
In her new role, Apple will serve as a member of Holley’s senior leadership team, overseeing the company’s legal function and advising on corporate and board governance, regulatory matters, strategic transactions and business operations across the organization.
“Sarah brings a strong combination of public-company governance experience, strategic legal leadership and operational insight that will support Holley’s continued growth and long-term value creation,” said Matthew Stevenson, President and CEO of Holley Performance Brands. “We are excited to welcome her to the organization and look forward to the leadership and perspective she will bring to our team.”
Apple succeeds Carly Kennedy, who has departed the company after serving as EVP, General Counsel and Corporate Secretary. Kennedy played an important role in strengthening Holley’s legal and governance capabilities while supporting several strategic initiatives across the business. To ensure a smooth transition, Kennedy has worked closely with Apple to support continuity and an effective handoff of responsibilities.
“We are grateful for Carly’s dedication and meaningful contributions to Holley. We wish her continued success in her next chapter,” added Stevenson.
About Holley Performance Brands
Holley Performance Brands (NYSE: HLLY) is home to a portfolio of iconic brands that serve enthusiasts across the high-performance aftermarket. The company designs, engineers, manufactures and markets category-leading products and solutions for automotive enthusiasts through a focused portfolio spanning four consumer vertical groupings: American Performance, Modern Truck & Off-Road, Euro & Import, and Safety & Racing. For more than a century, Holley has built its reputation through innovation, technical expertise and a deep understanding of enthusiast culture. For more information, visit holley.com.